CUSTODY AGREEMENT


      Agreement made as of the 7th day of December, 1994, between Lindner Investments, (the "Trust"), a Massachusetts business trust and having its office at 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105, which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and Star Bank, N.A. (the "Custodian"), a national banking association having its principal office and place of business at Star Bank Center, 425 Walnut Street, Cincinnati, Ohio 45202, which Agreement provides for the furnishing of custodian services to the Trust. The Trust has created several series of shares and may create additional series, all of which will be governed by this agreement.

                                WITNESSETH:

that for and in consideration of the mutual promises hereinafter set forth the Trust, on behalf of the Trust, and the Custodian agree as follows:

                                 ARTICLE I

                                DEFINITIONS

      Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

      1. "Authorized Person" shall mean the President, Treasurer, Senior Vice President, and Vice President, or any other person, whether or not any such person is an officer or employee of the Trust, duly authorized by the Board of Trustees of the Trust to give Oral Instructions and Written Instructions on behalf of the Trust and listed in the Certificate annexed hereto as Appendix A or such other Certificate as may be received by the Custodian from time to time, subject in each case to any limitations on the authority of such person as set forth in Appendix A or any such Certificate.

      2. "Book-Entry System" shall mean the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees, provided the Custodian has received a certified copy of a resolution of Board of Trustees of the Trust specifically approving deposits in the Book-Entry System.

      3. "Certificate" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Custodian which is signed on behalf of the Trust by an officer of the Trust and is actually received by the Custodian.

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      4.    "Depository" shall mean The Depository Trust Company ("DTC"), a clearing agency registered with the Securities and Exchange Commission, its successor or successors and its nominee or nominees. The term "Depository" shall further mean and include any other person or clearing agency authorized to act as a depository under the 1940 Act, its successor or successors and its nominee or nominees, provided that the Custodian has received a certified copy of a resolution of the Board of Trustees of the Trust specifically approving such other person or clearing agency as a depository.

      5. "Dividend and Transfer Agent" shall mean Ryback Management Corporation, a Michigan corporation which has been appointed by the Trust to serve as the Trust's dividend disbursing agent and transfer agent, pursuant to a written agreement with the Trust, or any successor appointed to serve in either or both such capacities, which successor the Trust shall immediately report to the Custodian in writing.

      6. "Money Market Security" shall be deemed to include, without limitation, debt obligations issued or guaranteed as to principal and/or interest by the government of the United States or agencies or instrumentalities thereof, commercial paper, obligations (including certificates of deposit, bankers' acceptances, repurchase and reverse repurchase agreements with respect to the same) and time deposits of domestic banks and thrift institutions whose deposits are insured by the Federal Deposit Insurance Corporation, and short-term corporate obligations where the purchase and sale of such securities normally require settlement in federal funds or their equivalent on the same day as such purchase or sale, all of which mature in not more than thirteen (13) months.

      7. "Officers" shall be deemed to include the President, the Treasurer, Senior Vice President and the Vice President listed in the Certificate annexed hereto as Appendix A or such other Certificate as may be received by the Custodian from time to time.

      8. "Oral Instructions" shall mean oral instructions actually received by the Custodian from an Authorized Person (or from a person which the Custodian reasonably believes in good faith to be an Authorized Person) and confirmed by Written Instructions from Authorized Persons in such manner so that such Written Instructions are received by the Custodian on the next business day.

      9. "Prospectus" shall mean the Trust's then currently effective prospectus and statement of additional information, as filed with and declared effective from time to time by the Securities and Exchange Commission.

      10. "Security or Securities" shall mean Money Market Securities, common or preferred stocks, options, financial futures and options thereon, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interest therein, or any property or assets. which are issued and sold primarily in the United States.

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      11.   "Written Instructions" shall mean communication actually
received by the Custodian from one Authorized Person or from one person which the Custodian reasonably believes in good faith to be an Authorized Person in writing or by telex or any other such system whereby the receiver of such communication is able to verify by codes or otherwise with a reasonable degree of certainty the authenticity of the senders of such communication.

      12. "Foreign Securities" include securities issued and sold primarily outside of the United States by a foreign government, a national of any foreign country or a corporation or other organization incorporated or organized under the laws of any foreign country and securities issued or guaranteed by the Government of the United States or by any state or any political subdivision thereof or by any agency thereof by any entity organized under the laws of the United States or of any state thereof which have been issued and sold primarily outside the United States.

                                ARTICLE II

                         APPOINTMENT OF CUSTODIAN

      1. The Trust hereby constitutes and appoints the Custodian as custodian of all the Securities and monies at any time owned by the Trust during the period of this Agreement (the "Trust Assets"). Pursuant to
Article IX, Paragraph 6, the Trust may also hereafter constitute and appoint the Custodian as custodian for the Foreign Securities of the Trust.

      2. The Custodian hereby accepts appointment as such Custodian and agrees to perform the duties thereof as hereinafter set forth.

                                ARTICLE III

                  DOCUMENTS TO BE FURNISHED BY THE TRUST

      The Trust hereby agrees to furnish to the Custodian the following documents:

      1.    A copy of its Declaration of Trust certified by its Secretary.

      2.    A copy of its By-laws certified by its Secretary.

      3. A copy of the resolution of its Board of Trustees appointing the Custodian, certified by its Secretary.

      4.    A copy of the most recent Prospectus of the Trust.

      5. A Certificate of the President and Secretary setting forth the names and signatures of the present officers of the Trust.


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                                ARTICLE IV

                      CUSTODY OF CASH AND SECURITIES

      1. The Trust will deliver or cause to be delivered to the Custodian all Trust Assets, including cash received for the issuance of its shares, at any time during the period of this Agreement. The Custodian will not be responsible for such Trust Assets until actually received by it or any duly appointed subcustodian. Upon such receipt, the Custodian shall hold in safekeeping and. physically segregate at all times from the property of any other persons, firms or corporations all Trust Assets received by it from or for the account of the Trust. The Custodian will be entitled to reverse any credits made on the Trust's behalf where such credits have been previously made and monies are not finally collected within 90 days of the making of such credits. The Custodian is hereby authorized by the Trust to actually deposit on behalf of the Trust, any Trust Securities in the Book-Entry System or in a Depository, provided, however, that the Custodian shall always be accountable to the Trust for the Trust Securities so deposited. Trust Securities deposited in the Book-Entry System or the Depository will be represented in accounts which include only assets held by the Custodian for customers, including (but not limited to) accounts in which the Custodian acts in a fiduciary or representative capacity.

      2. The Custodian shall open and maintain a separate bank account or accounts. in the United States in the name of the Trust, subject only to draft or order by the Custodian acting pursuant to the terms of this agreement, and shall hold all cash received by it from or for the account of the Trust, other than cash maintained by the Trust in a bank account established and used by the Trust in accordance with Rule 17f-3 under the 1940 Act. Monies held by the Custodian for the Trust may be deposited by the Custodian to its credit as custodian in the banking department of the Custodian or in such other banks, thrift institutions or trust companies as the Custodian may, in its discretion, deem necessary or desireable; provided, however, that each such account with another bank, thrift institution, or trust company and the monies deposited with any of them shall, on behalf of the Trust, be approved by the Board of Directors of the Trust. Such monies shall be deposited by the Custodian in its capacity as such, and shall be withdrawable by the Custodian only in such capacity.

      3. The Custodian shall disburse monies of the Trust from the bank accounts maintained pursuant to Paragraph 2 in the following cases only:

      (a) In payment for Securities purchased for the account of the Trust, as provided in Article V;

      (b) In payment of dividends or distributions, as provided in Article VI hereof;

      (c)   In payment of original issue or other taxes, as provided in
Article VII hereof;

      (d) In payment for shares of the Trust redeemed by it, as provided in Article VII hereof;

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      (e)   Pursuant to Certificates (i) directing payment and setting forth the name and address of the person to whom the payment is to be made, the amount of such payment and the purpose for which payment is to be made (the Custodian not being required to question such direction) or

      (f) In reimbursement of the expenses and liabilities of the Custodian, as provided in paragraph 9 of Article IX hereof.

      4. Promptly after five o'clock, p.m., Central Time on each day the Trust conducts business and values its portfolio, the Custodian shall furnish the Trust with a detailed statement of monies held for the Trust under this Agreement and with confirmations and a summary of all transfers to or from the account of the Trust during said day. Where Securities are transferred to the account of the Trust without physical delivery, the Custodian shall also identify in its records as belonging to the Trust a quantity of Securities in a fungible bulk of Securities registered in the name of the Custodian (or its nominee) or shown on the Custodian's account on the books of the Book-Entry System or Depository. At least monthly and from time to time, the Custodian shall furnish the Trust with a detailed statement of the Securities held for the Trust under this Agreement.

      5. All Securities held for the Trust, which are issued or issuable only in bearer form, except such Securities as are held in the Book-Entry System, shall be held by the Custodian in that form; all other Securities held for the Trust may be registered in the name of the Trust, in the name of any duly appointed registered nominee of the Custodian, as the Custodian may from time to time determine, or in the name of the Book-Entry System or Depository or their successor or successors, or their nominee or nominees. The Trust agrees to furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee or in the name of the Book-Entry System or Depository, any Securities which it may hold for the account of the Trust and which may from time to time be registered in the name of the Trust. The Custodian shall hold all such Securities which are not held in the Book-Entry System by a Depository or a Subcustodian in a separate account or accounts in the name of the Trust segregated at all times from those of any other Trust maintained and operated by the Trust and from those of any other person or persons.

      6. Unless otherwise instructed to the contrary by a Certificate, the Custodian shall with respect to all Securities held for the Trust in accordance with this Agreement on a timely basis:

      (a) Collect all income due or payable to the Trust with respect to the Trust Assets;

      (b) Present for payment and collect the amount payable upon all Securities which may mature or be called, redeemed, or retired, or otherwise become payable;

      (c)   Surrender Securities issued in temporary form for definitive
Securities;

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      (d)   Execute, as Custodian, any necessary declarations or
certificates of ownership under the Federal income tax laws or the laws or regulations of any other taxing authority, including any foreign taxing authority, now or hereafter in effect; and

      (e) Hold directly, or through the Book-Entry System or the Depository with respect to Securities therein deposited, for the account of the Trust all rights and similar securities issued with respect to any Securities held by the Custodian hereunder.

      7. Upon receipt of a Certificate and not otherwise, the Custodian directly or through the use of the Book-Entry System or the Depository shall:

      (a) Execute and deliver to such persons as may be designated in such Certificate proxies, consents, authorizations, and any other instruments whereby the authority of the Trust as owner of any Securities may be exercised;

      (b) Deliver any Securities held for the Trust in exchange for other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

      (c) Deliver any Securities held for the account of the Trust to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery; and

      (d) Make such transfers or exchanges of the assets of the Trust and take such other steps as shall be stated in said Certificate to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Trust.

      (e) Deliver any securities held for the Trust to the depository agent in connection with tender other similar offers for portfolio securities of the Trust.

      8. The Custodian shall promptly deliver to the Trust all notices, proxy material and executed but unvoted proxies pertaining to shareholder meetings of Securities held by the Trust. The Custodian shall not vote or authorize the voting of any Securities or give any consent, waiver or approval with respect thereto unless so directed by a Certificate or Written Instruction.

      9. The Custodian shall promptly deliver to the Trust all material received by the Custodian and pertaining to Securities held by the Trust with respect to tender or exchange offers, calls for redemption or purchase, expiration of rights, name changes, stock splits and stock dividends, or any other activity involving ownership rights in such Securities.

                                 ARTICLE V

               PURCHASE AND SALE OF INVESTMENTS OF THE TRUST

      1. Promptly after each purchase of Securities by the Trust, the Trust shall deliver to the Custodian (i) with respect to each purchase of Securities which are not Money Market Securities, a Certificate or Written Instructions, and (ii) with respect to each purchase of Money Market Securities, Written Instructions, a Certificate or Oral Instructions, specifying with respect to each such purchase: (a) the name of the issuer and the title of the Securities, (b) the principal amount purchased and accrued interest, if any, (c) the date of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase and
(f) the name of the person from whom or the broker through whom the purchase was made. The Custodian shall upon receipt of Securities purchased by or for the Trust, pay out of the monies held for the account of the Trust the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Certificate, Written Instructions or Oral Instructions.

      2. Promptly after each sale of Securities by the Trust for the account of the Trust, the Trust shall deliver to the Custodian (i) with respect to each sale of Securities which are not Money Market Securities, a Certificate or Written Instructions, and (ii) with respect to each sale of Money Market Securities, Written Instructions, a Certificate or Oral Instructions, specifying with respect to each such sale: (a) the name of the issuer and the title of the Security, (b) the principal amount sold, and accrued interest, if any, (c) the date of sale, (d) the sale price per unit,
(e) the total amount payable to the Trust upon such sale and (f) the name of the broker through whom or the person to whom the sale was made. The Custodian shall deliver the Securities upon receipt of the total amount payable to the Trust upon such, provided that the same conforms to the total amount payable as set forth in such Certificate, Written Instructions or Oral Instructions. Subject to the foregoing, the Custodian may accept payment in such form as shall be satisfactory to it, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

      3. The Custodian shall upon receipt of Written instructions establish and maintain a segregated account or accounts for and on behalf of the Trust, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account in a Depository or Book-Entry System,

      (i) in accordance with the provisions of any Agreement among the Trust, the Custodian and a broker-dealer registered under the Exchange Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Trust, or

        (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Trust or commodity futures contracts or options thereon purchased or sold by the Trust, or

       (iii) for the purposes of compliance by the Trust with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases or rule of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies, or

        (iv) for other proper corporate purposes, but only, in the case of clause (iv), upon receipt of, in addition to Written Instructions, a certified copy of a resolution of the Board of Trustees of the Trust signed by an Authorized Person and certified by the Secretary or an Assistant Secretary, setting forth the purposes of such segregated account and declaring such purposes to be proper corporate purposes.

      4. On contractual settlement date, the account of the Trust will be charged for all purchases settling on that day, regardless of whether or not delivery is made. On contractual settlement date, sale proceeds will likewise be credited to the account of the Trust irrespective of delivery.

      In the case of "sale fails", the Custodian may request the assistance of the Trust in making delivery of the failed Security.

      5. Except as specifically stated otherwise in this Agreement in any and every case where payment for purchase of Securities for the account of the Trust is made by the Custodian in advance of receipt of the Securities purchased in the absence of Written Instructions to so pay in advance, the Custodian shall be absolutely liable to the Trust for such securities to the same extent as if the securities had been received by the Custodian.

                                ARTICLE VI

                   PAYMENT OF DIVIDENDS OR DISTRIBUTIONS

      1. The Trust shall furnish to the Custodian a copy of the resolution of its Board of Trustees, certified by the Secretary, either (i) setting forth the date of the declaration of any dividend or distribution in respect of shares of the Trust, the date of payment thereof, the record date as of which Trust shareholders entitled to payment shall be determined, the amount payable per share to Trust shareholders of record as of that date and the total amount to be paid by the Dividend and Transfer Agent of the Trust on the payment date, or (ii) authorizing the declaration of dividends and distributions in respect of shares of the Trust on a daily basis and authorizing the Custodian to rely on Written Instructions or a Certificate setting forth the date of the declaration of any such dividend or distribution, the date of payment thereof, the record date as of which Trust shareholders entitled to payment shall be determined, the amount payable per share to Trust shareholders of record as of that date and the total amount to be paid by the Dividend and Transfer Agent on the payment date.

      2. Upon the payment date specified in such resolution, Written Instructions or Certificate, as the case may be, the Custodian shall arrange for such payments to be made by the Dividend and Transfer Agent out of monies held for the account of the Trust.

                                ARTICLE VII

                SALE AND REDEMPTION OF SHARES OF THE TRUST

      1. The Custodian shall receive and credit to the account of the Trust such payments for shares of the Trust issued or sold from time to time as are received from the distributor for the Trust's shares, from the Dividend and Transfer Agent of the Trust, or from the Trust.

      2. Upon receipt of Written Instructions, the Custodian shall arrange for payment of redemption proceeds to be made by the Dividend and Transfer Agent out of the monies held for the account of the Trust in the total amount specified in the Written Instructions.

      3. Upon mutual agreement between the Trust and the Custodian, the Custodian shall, upon receipt of Written Instructions, make federal funds available to the Trust as of specified times agreed upon from time to time by the Trust and the Custodian in the amount of checks received in payment for Shares of the Trust which are deposited into the Trust's account.

                               ARTICLE VIII

                               INDEBTEDNESS

      In connection with any borrowings, the Trust will cause to be delivered to the Custodian by a bank or broker (including the Custodian, if the borrowing is from the Custodian), requiring Securities as collateral for such borrowings, a notice or undertaking in the form currently employed by any such bank or broker setting forth the amount which such bank or broker will loan to the Trust against delivery of a stated amount of collateral. The Trust shall promptly deliver to the Custodian a Certificate specifying with respect to each such borrowing: (a) the name of the bank or broker, (b) the amount and terms of the borrowing, which may be set forth by incorporating by reference an attached promissory note, duly endorsed by the Trust, acting on behalf of the Trust, or other loan agreement, (c) the date and time, if known, on which the loan is to be entered into, (d) the date on which the loan becomes due and payable, (e) the total amount payable to the Trust on the borrowing date, and (f) the market value of Securities collateralizing the loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities. The Custodian shall deliver on the borrowing date specified in such Certificate the specified collateral and the executed promissory note, if any, against delivery by the lending bank or broker of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in such Certificate. The Custodian may, at the option of the lending bank or broker, keep such collateral in its possession, but such collateral shall be subject to all rights therein given to the lending bank or broker by virtue of any promissory note, loan agreement or pledge agreement. The Custodian shall deliver in the manner directed by the Trust from time to time such Securities as additional collateral as may be specified in a Certificate to collateralize further any transaction described in this Article VIII. The Trust shall cause all Securities released from collateral status to be returned directly to the Custodian and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Trust fails to specify in a Certificate or Written Instructions the name of the issuer, the title and number of shares or the principal amount of any particular Securities to be delivered as collateral by the Custodian, the Custodian shall not be under any obligation to deliver any Securities. The Custodian may require such reasonable conditions with respect to such collateral and its dealings with third-party lenders as it may deem appropriate.

                                ARTICLE IX

                         CONCERNING THE CUSTODIAN

      1. Except as otherwise provided herein, the Custodian shall not be liable for any loss, damage, including counsel fees, resulting from its action or omission to act or otherwise, except for any such loss or damage arising out of its own negligence, willful misconduct, or breach of this agreement. The Trust, but only from Trust Assets or insurance purchased by the Trust with respect to its liabilities hereunder, shall defend indemnify and hold harmless the Custodian and its directors, officers, employees and agents with respect to any loss, claim, liability or cost (including reasonable attorneys' fees) arising or alleged to arise from or relating to the Trust's duties hereunder or any other action or inaction of the Trust or its Directors, officers, employees or agents, except such as may arise from the negligent action, omission, willful misconduct or breach of this agreement by the Custodian, its directors, officers, employees or agents. The Custodian shall defend, indemnify and hold harmless the Trust and its Directors, officers, employees or agents with respect to any loss, claim, liability or cost (including reasonable attorneys' fees) arising or alleged to arise from or relating to the Custodian's duties with respect to the Trust hereunder or any other action or inaction of the Custodian or its directors, officers, employees, agents, nominees or Subcustodians as to the Trust, except such as may arise from the negligent action, omission or willful misconduct of the Trust, its Directors, officers, employees or agents. The Custodian may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Trust at the expense of the Trust, or of the Custodian's own counsel at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with the advice or opinion of counsel to the Trust, and shall be similarly protected with respect to anything done or omitted by it in good faith in conformity with advice or opinion of the Custodian's own counsel, unless counsel to the Trust shall, within a reasonable time after being notified of legal advice received by the Custodian, have a differing interpretation of such question of law. The Custodian shall be liable to the Trust for any proximate loss or damage resulting from the use of the Book-Entry System or any Depository arising by reason of any negligence, misfeasance or misconduct on the part of the

Custodian or any of its employees, agents, nominees or Subcustodians but not for any special, incidental, consequential, or punitive damages; provided, however, that nothing contained herein shall preclude recovery by the Trust, on behalf of the Trust, of principal and of interest to the date of recovery on, Securities or Foreign Securities incorrectly omitted from the Trust's account or penalties imposed on the Trust, in connection with the Trust, for any failures to deliver Securities or Foreign Securities.

      In any case in which one party hereto may be asked to indemnify the other or hold the other harmless, the party from whom indemnification is sought (the "Indemnifying Party") shall be advised of all pertinent facts concerning the situation in question, and the party claiming a right to indemnification (the "Indemnified Party") will use reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears to present a claim for indemnification against the Indemnifying Party. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of the indemnification, and in the event the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party and the Indemnifying Party will so notify the Indemnified Party and thereupon such Indemnifying Party shall take over the complete defense of the claim and the Indemnifying Party shall sustain no further legal or other expenses in such situation for which indemnification has been sought under this paragraph. The expenses of any additional counsel retained by the Indemnified Party shall be borne by the Indemnified Party. In no case shall any party claiming the right to indemnification confess any claim or make any compromise in any case in which the other party has been asked to indemnify such party (unless such confession or compromise is made with such other party's prior written consent).

      The obligations of the parties hereto under this paragraph shall survive the termination of this Agreement.

      2. Without limiting the generality of the foregoing, the Custodian, acting in the capacity of Custodian hereunder, shall be under no obligation to inquire into, and shall not be liable for:

      (a) The validity of the issue of any Securities purchased by or for the account of the Trust, the legality of the purchase thereof, or the propriety of the amount paid therefor;

      (b) The legality of the sale of any Securities by or for the account of the Trust, or the propriety of the amount for which the same are sold;

      (c) The legality of the issue or sale of any shares of the Trust, or the sufficiency of the amount to be received therefor;

      (d) The legality of the redemption of any shares of the Trust, or the propriety of the amount to be paid therefor;

      (e) The legality of the declaration or payment of any dividend by the Trust in respect of shares of the Trust;

      (f) The legality of any borrowing by the Trust on behalf of the Trust, using Securities as collateral;

      3. The Custodian shall not be under any duty or obligation to take action to effect collection of any amount due to the Trust from the Dividend and Transfer Agent of the Trust nor to take any action to effect payment or distribution by the Dividend and Transfer Agent of the Trust of any amount paid by the Custodian to the Dividend and Transfer Agent of the Trust in accordance with this Agreement.

      4. Income due or payable to the Trust with respect to Trust Assets will be credited to the account of the Trust as follows:

      (a) Dividends will be credited on the first business day following payable date irrespective of collection.

      (b) Interest on fixed rate municipal bonds and debt securities issued or guaranteed as to principal and/or interest by the government of the United States or agencies or instrumentalities thereof (excluding securities issued by the Government National Mortgage Association) will be credited on payable date irrespective of collection.

      (c) Interest on fixed rate corporate debt securities will be credited on the first business day following payable date irrespective of collection.

      (d) Interest on variable and floating rate debt securities and debt securities issued by the Government National Mortgage Association will be credited upon the Custodian's receipt of funds.

      (e) Proceeds from options will be credited upon the Custodian's receipt of funds.

      5. Notwithstanding paragraph 4 of this Article IX, the Custodian shall not be under any duty or obligation to take action to effect collection of any amount, if the Securities or Foreign Securities upon which such amount is payable are in default, or if payment is refused after due demand or presentation, unless and until (i) it shall be directed to take such action by a Certificate and (ii) it shall be assured to its satisfaction of reimbursement of its costs and expenses in connection with any such action or, at the Custodian's option, prepayment.

      6. With the consent of the Trust, as evidenced by Written Instructions, the Custodian may appoint one or more financial or banking institutions, as Depository or Depositories or as Subcustodian or Subcustodians, including, but not limited to, banking institutions located in foreign countries, for Securities, Foreign Securities and monies at any time owned by the Trust, upon terms and conditions approved in a Certificate. Current Depository(s) and Subcustodian(s) are noted in Appendix B. The Custodian shall not act as a custodian of Foreign Securities of the Trust until the Trust has directed it to so act in Written Instructions. The Custodian shall not be relieved of any obligation or liability under this Agreement in connection with the appointment or activities of such Depositories or Subcustodians. Any such Subcustodian shall be qualified to serve as such for assets of investment companies registered under the 1940 Act. If the Custodian appoints a foreign Subcustodian, the Custodian shall limit the securities and other assets of the Trust maintained in the custody of any foreign Subcustodian to Foreign Securities and cash or cash equivalents in such amounts as the Custodian or the Trust may determine to be reasonably necessary to effect the Trust's foreign securities transactions. The Custodian shall identify on its books as belonging to the Trust the Foreign Securities held by each such foreign Subcustodian. The Custodian shall promptly forward to the Trust all documents it receives from any Subcustodian appointed hereunder which are provided to assist directors of registered investment companies to fulfill their responsibilities under Rule 17f-5 under the 1940 Act. Further, the Custodian shall promptly inform the Trust in writing if it receives any written statement of the Trust's account maintained by any Subcustodian which contains an error.

      7. The Custodian shall not be under any duty or obligation to ascertain whether any Securities at any time delivered to or held by it for the account of the Trust are such as properly may be held by the Trust under the provisions of the Declaration of Trust and the Trust's By-laws.

      8. The Custodian shall treat all records and other information relating to the Trust and the Trust Assets as confidential and shall not disclose any such records or information to any other person unless (a) the Trust shall have consented thereto in writing or (b) such disclosure is compelled by law.

      9. The Custodian shall be entitled to receive and the Trust agrees to pay to the Custodian, for the Trust's account from Trust Assets only, such compensation as shall be determined pursuant to Appendix C attached hereto, or as shall be determined pursuant to amendments to such Appendix agreed to from time to time by the Custodian and the Trust. The Custodian shall be entitled to charge against any money held by it for the account of the Trust the amount of any loss, damage, liability or expense, including counsel fees, for which it shall be entitled to reimbursement under the provisions of this Agreement as determined by agreement of the Custodian and the Trust or by the final order of any court or arbitrator having jurisdiction and as to which all rights of appeal shall have expired. The expenses which the Custodian may charge against the account of the Trust include, but are not limited to, the expenses of Subcustodians incurred in settling transactions involving the purchase and sale of Securities or Foreign Securities of the Trust.

      10. The Custodian shall be entitled to rely upon any Certificate. The Custodian shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by the Custodian pursuant to Article IV or V hereof. The Trust agrees to forward to the Custodian Written Instructions from Authorized Persons confirming Oral Instructions in such manner so that such Written Instructions are received by the Custodian, whether by hand delivery, telex or otherwise, on the first business day following the day on which such Oral Instructions are given to the Custodian. The Trust agrees that the fact that such confirming instructions are not received by the Custodian shall in no way affect the validity of the transactions or enforceability of the transactions hereby authorized by the Trust. The Trust agrees that the Custodian shall incur no liability to the Trust in acting upon Oral Instructions given to the Custodian hereunder concerning such transactions.

      11. The Custodian will (a) set up and maintain proper books of account and complete records of all transactions in the accounts maintained by the Custodian hereunder in such manner as will meet the obligations of the Trust under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder and those records are the property of the Trust, and (b) preserve for the periods prescribed by applicable Federal statute or regulation all records required to be so preserved. The books and records of the Custodian shall be open to inspection and audit at reasonable times and with prior notice by Officers and auditors employed by the Trust.

      12. The Custodian and its Subcustodians shall promptly send to the Trust, for the account of the Trust, any report received on the systems of internal accounting control of the Book-Entry System or the Depository and with such reports on their own systems of internal accounting control as the Trust may reasonably request from time to time.

      13. The Custodian performs only the services of a custodian and shall have no responsibility for the management, investment or reinvestment of Securities, Foreign Securities or monies from time to time owned by the Trust. The Custodian is not a selling agent for shares of the Trust and performance of its duties as a custodial agent shall not be deemed to be a recommendation to the Custodian's depositors or others of shares of the Trust as an investment.

      14. Anything to the contrary in their Contract notwithstanding, the Custodian shall be liable to the Trust for any loss or damage to the Trust resulting from use of a Subcustodian, Depository or Book-Entry System, by reason of any negligence, misfeasance or misconduct of the Custodian or any of its agents, Subcustodians or of any of its or their employees or from failure of the Custodian or any such agent or Subcustodians to enforce effectively such rights as it may have against a Subcustodian, the Depository or Book-Entry System; at the election of the Trust, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claim against such Subcustodian, the Depository or Book-Entry System or any other person which the Custodian may have as a consequence of any such loss or damage if and to the extent that the Trust has not made whole for any such loss or damage.

      15. The Custodian shall take all reasonable action as the Trust may from time to time request to obtain favorable opinions from the Trust's independent accountants with respect to the Trust's activities hereunder in connection with the preparation of the Trust's Form N-IA, Form N-SAR or other reports or documents required to be filed by the Trust with the Securities and Exchange Commission and with respect to any other requirements of such Commission.

      16. The Trust hereby pledges to and grants the Custodian a security interest in any Securities or other property or assets of the Trust in the possession of the Custodian to secure the payment of any liabilities of the Trust to the Custodian, whether acting in its capacity as Custodian or otherwise, on account of money borrowed from the Custodian. This pledge is in addition to any other pledge of collateral by the Trust to the Custodian.

                                 ARTICLE X

                                TERMINATION

      1. Either of the parties hereto may terminate this Agreement for any reason by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of giving of such notice. If such notice is given by the Trust, it shall be accompanied by a copy of a resolution of the Board of Trustees, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating a successor custodian or custodians. In the event such notice is given by the Custodian, the Trust shall, on or before the termination date, deliver to the Custodian a copy of a resolution of its Board of Trustees, certified by the Secretary, designating a successor custodian or custodians to act on behalf of the Trust. In the absence of such designation by the Trust, the Custodian may designate a successor custodian which shall be a bank or trust company having not less than $100,000,000 aggregate capital, surplus, and undivided profits. Upon the date set forth in such notice this Agreement shall terminate, and the Custodian, provided that it has received a notice of acceptance by the successor custodian, shall deliver, on that date, directly to the successor custodian all Securities and monies then owned by the Trust and held by it as Custodian. Upon termination of this Agreement, the Trust shall pay to the Custodian on behalf of the Trust such compensation as may be due as of the date of such termination. The Trust agrees on behalf of the Trust that the Custodian shall be reimbursed for its reasonable costs in connection with the termination of this Agreement.

      2. If a successor custodian is not designated by the Trust, or by the Custodian in accordance with the preceding paragraph, or the designated successor cannot or will not serve, the Trust shall upon the delivery by the Custodian to the Trust of all Securities (other than Securities held in the Book-Entry System which cannot be delivered to the Trust) and monies then owned by the Trust, be deemed to be the custodian for the Trust, and the Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty with respect to Securities held in the Book-Entry System which cannot be delivered to the Trust to hold such Securities hereunder in accordance with this Agreement.

                                ARTICLE XI

                               MISCELLANEOUS

      1. Appendix A sets forth the names and the signatures of all Authorized Persons. The Trust agrees to furnish to the Custodian, a new Appendix A in form similar to the attached Appendix A, if any present Authorized Person ceases to be an Authorized Person or if any other or additional Authorized Persons are elected or appointed. Until such new

Appendix A shall be received, the Custodian shall be fully protected in acting under the provisions of this Agreement upon Oral Instructions or signatures of the present Authorized Persons as set forth in the last delivered Appendix A.

      2. No recourse under any obligation of this Agreement or for any claim based thereon shall be had against any organizer, shareholder, Officer, Director, past, present or future as such, of the Trust or of any predecessor or successor, either directly or through the Trust or any such predecessor or successor, whether by virtue of any constitution, statute or rule of law or equity, or be the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that this Agreement and the obligations thereunder are enforceable solely against Trust Assets, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the organizers, shareholders, Officers, Directors of the Trust or of any predecessor or successor, or any of them as such, because of the obligations contained in this Agreement or implied therefrom and that any and all such liability is hereby expressly waived and released by the Custodian as a condition of, and as a consideration for, the execution of this Agreement.

      3. The obligations set forth in this Agreement as having been made by the Trust have been made by the Board of Trustees, acting as such Directors for and on behalf of the Trust, pursuant to the authority vested in them under the laws of the State of Massachusetts, the Declaration of Trust and the By-laws of the Trust This Agreement has been executed by Officers of the Trust as officers, and not individually, and the obligations contained herein are not binding upon any of the Directors, Officers, agents or holders of shares, personally, but bind only the Trust and then only to the extent of Trust Assets.

      4. Such provisions of the Prospectus of the Trust and any other documents (including advertising material) specifically mentioning the Custodian (other than merely by name and address) shall be reviewed with the Custodian by the Trust.

      5. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, shall be sufficiently given if addressed to the Custodian and mailed or delivered to it at its offices at Star Bank Center, 425 Walnut Street, M. L. 6118, Cincinnati, Ohio 45202, attention Mutual Trust Custody Department, or at such other place as the Custodian may from time to time designate in writing

      6. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust shall be sufficiently given when delivered to the Trust or on the second business day following the time such notice is deposited in the U.S. mail postage prepaid and addressed to the Trust at its office at 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105, or at such other place as the Trust may from time to time designate in writing.

      7. This Agreement with the exception of Appendices A and B may not be amended or modified in any manner except by a written agreement executed by both parties with the same formality as this Agreement, and authorized and approved by a resolution of the Board of Trustees.

      8. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust or by the Custodian, and no attempted assignment by the Trust or the Custodian shall be effective without the written consent of the other party hereto.

      9. This Agreement shall be construed in accordance with the laws of the State of Ohio.

      10. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Officers, thereunto duly authorized as of the day and year first above written.

ATTEST:                             Lindner Investments

/s/ Brian L. Blomquist        By:  /s/ Eric E. Ryback
                                    Title:  President



ATTEST:                             Star Bank, N.A.



  /s/ R. Wessendorf                 By:  /s/ W. J. Keller
                                    Title:  Senior Vice President


                                APPENDIX A

                             Board of Trustees

Authorized Persons                  Specimen Signatures

President:  Eric E. Ryback

Treasurer:  Brian L. Blomquist

Senior Vice President: Robert A. Lange

Vice President: Lawrence G. Callahan

Employees: Richard H. Eckenrodt
           Robert T. Buettner

                                APPENDIX B


The following Depository(s) and Subcustodian(s) are employed currently by Star Bank, N.A. for securities processing and control ...


      The Depository Trust Company (New York)
      7 Hanover Square
      New York, NY 10004

      The Federal Reserve Bank
      Cincinnati and Cleveland Branches

      Bankers Trust Company
      16 Wall Street
      New York, NY 10005
      (For Foreign Securities and certain non-DTC eligible Securities)


                                 Exhibit C

                 Star Bank's Mutual Fund Custody Services
                 Proposed Fees For the Lindner Fund Family


                                          On The Aggregate Balance
Market Value Fees:                         Of All Funds

Based upon Month-end at a rate of:

1.5 Basis Points on the First $700 Million0.00015    $700,000,000
0.75 Basis Points on the Next $500 Million0.000075   $500,000,000
0.60 Basis Points on the Balance          0.00006    $3,000,000,000


I. Market Values used represent total assets as of the July 15, 1994 letter received from Lindner Funds outlining the proposal requirements.

II. Any excess earnings credits generated beyond the credits used to offset monthly Cash Management fees will be allowed to offset up to 50% of your Monthly Domestic Custody fees. Any excess earnings credits will be carried forward for a period of 12 months. Earnings credits are based on the average yield on the 91 day U.S. Treasury Bill for the proceeding thirteen weeks less 10% reserve.

III. Star Bank will guarantee the Domestic Custody, Cash Management, IRA and the Global fee schedules for a period of three years from the date a contract is signed. The first two years is fixed and the third year, the total fees will not increase by an amount greater than 5% or no more than the Consumer Price Index (C.P.I.) in the third year whichever is less.

IV. The only out-of pocket expenses charged to your account will be shipping fees or transfer fees.

V.    Custody and Cash Management fees are taken monthly.


                                 Exhibit C

                                 Star Bank
                       Cash Management Enhancements
                           Monthly Pro Forma II
                                    For
                            Lindner Fund Family


SERVICES                      UNIT PRICE

Account Maintenance                     12.00
Checks Paid                              0.10
Wires - Incoming                        10.00
PC-Wires Outgoing                        9.00
Stop Payments                           20.00
Balance Reporting                       50.00
Cash Concentration Maintenance          50.00
ACH Transfer                             0.20
Lockbox Maintenance                     55.00
Lockbox Item Processed                   0.10
Miscellaneous Lockbox Item               0.10
Checks Deposited                        0.065
Deposits                                 0.37
Deposited Item Returned                  5.00
ACH Maintenance                         40.00
ACH Credit/Debit Originated              0.08
Data Transmission                      110.00


                                 Exhibit C

                                 Star Bank
                             Fee Schedule For
                         IRA Turnkey Services For
                            Lindner Fund Family

                                          Annual Charge Per/
                                          IRA Shareholder/Per Account

I.    Turnkey IRA Services                $10

      1.    Custody of Each Original
            IRA Shareholder Agreement

      2.    IRA Plan Document Set
            (Turnkey package)

      3. Toll Free Technical Support Line

      4.    Account Maintenance Reports For:

            --Lindner Funds
            --IRA Shareholders

      5.    Financial Innovator Retirement
            Plan Newsletter

                                 Exhibit C

                                Star Banks
                 Third Party Access Compensation Schedule
                                    For
                               Lindner Funds

Third Party access is available within two (2) weeks and requires dial-up software which will allow your organization to access its Star Bank account from any location.


Requirements and Expenses

      There will be a one time expense
      for the purchase of software from
      SEI which includes internal password
      control and ability to dial a local
      IBM Information Systems number.
      (Generally anywhere in the
      continental U.S.A.)                       $225.00 (waived for
                                                     initial installation)


Ongoing Expenses

      Telephone Connect time                    $.35/minute